EXHIBIT 99.1

Great Lakes Reports Second Quarter Results

Total Company Revenue of $238.9 Million and Adjusted EBITDA of $33.4 Million in Second Quarter

OAK BROOK, Ill., Aug. 4, 2015 (GLOBE NEWSWIRE) -- Great Lakes Dredge & Dock Corporation (NASDAQ:GLDD), the largest provider of dredging services in the United States and a major provider of environmental and remediation services, today reported financial results for the quarter ended June 30, 2015.

For the quarter ended June 30, 2015, Great Lakes reported revenue of $238.9 million, net income of $2.7 million, and adjusted EBITDA of $33.4 million. During the second quarter, Great Lakes won $121 million, or 60%, of the domestic dredging bid market, with the $77 million Shell Island West coastal restoration project in the Gulf Coast being a significant portion of the Company's awards.

"The dredging segment had an excellent quarter, delivering robust revenue, gross profit margin and operating income that was driven by an increase in fleet utilization and strong performance on several contracts. The environmental & remediation segment was impacted by a slower than anticipated escalation of its busy season, with more backlog expected to be worked off in the second half of the year. In addition, project losses, some of which are due to timing issues related to change orders and/or claims, impacted the segment's second quarter performance. We made progress realigning the two environmental businesses during the second quarter, and this process will remain a focus for the rest of the year," commented Chief Executive Officer, Jonathan Berger.

"At June 30, 2015, our balance sheet remained solid and fairly similar to the prior quarter. As a result of failing to meet performance targets set forth in the seller note associated with the Magnus Pacific acquisition, we reduced the amount owed to the sellers under the note by $7 million during the second quarter. The note has been fully written off," added Chief Financial Officer, Mark Marinko.

Second Quarter 2015 Highlights

Great Lakes Dredge & Dock Corporation
Select Income Statement Results
(Unaudited in 000)

	Three Months Ended June 30,
	2015			2014
	Dredging	Envir. & Remed.	Total Consolidated	Dredging	Envir. & Remed.	Total Consolidated	Total Consol. Variance
Revenue	$ 190,046	$ 49,926	$ 238,877	$ 157,114	$ 29,311	$ 184,709	$ 54,168

Gross Profit	30,384	1,903	32,287	22,569	3,634	26,203	6,084
Gross Profit Margin	16.0%	3.8%	13.5%	14.4%	12.4%	14.2%

Operating Income (Loss)	18,115	(4,126)	13,989	10,995	(726)	10,269	3,720

Note: As a result of intersegment eliminations, the segment financial information will not sum to the total consolidated results.

Dredging

  Revenue increased significantly in the second quarter 2015 compared to the second quarter 2014, with higher foreign, domestic capital and maintenance dredging offset by slightly lower coastal protection and rivers & lakes dredging revenue.
  Gross profit margin increased during the second quarter 2015 compared to the same quarter last year, primarily as a result of improved utilization and project mix.
  Operating income was higher in the second quarter 2015 compared to the prior year quarter, primarily driven by the improvement in gross profit margin on higher revenues and increased fleet utilization.
  Dredging backlog was $602.6 million at the end of the second quarter, which is an increase of $8.3 million compared to backlog at December 31, 2014.

Environmental & Remediation

  Revenue in the quarter increased over the second quarter of the prior year, due to the inclusion of Magnus in the second quarter of 2015.
  Gross profit margin declined during the second quarter 2015 compared to the same quarter last year, primarily due to contract losses resulting from pending change orders or claims.
  Operating loss was greater in the second quarter 2015 compared to the prior year quarter, primarily driven by lower gross profit margin. Also included in the loss was the $7.0 million reduction in the seller note, which had a positive impact, partially offset by a $2.8 million goodwill impairment charge related to the Terra Contracting Services reporting unit.
  Backlog was $149.5 million at the end of the second quarter, which is an increase of $74.1 million compared to backlog at December 31, 2014.

Total Company

  Net income was $2.7 million for the second quarter 2015 compared to $3.9 million of net income from continuing operations in the same period 2014. Equity in the losses of joint ventures – related to the two joint ventures currently being dissolved – is $2.6 million in the current quarter, compared to $1.4 million in the same period in 2014. Interest expense is $5.6 million in the current quarter compared to $5.0 million in the same period in 2014. Income taxes in the current quarter are $2.5 million compared to $2.1 million in the same period in 2014. The second quarter 2014 also included a $2.2 million gain on a business acquired by the environmental & remediation segment.
  Adjusted EBITDA from continuing operations was $33.4 million in the second quarter 2015, up from $19.8 million in the second quarter of 2014 on higher operating income, depreciation and amortization.
  Total contracted backlog at quarter end was a record $752.0 million.

Six Months Ended June 30, 2015 Highlights

Great Lakes Dredge & Dock Corporation
Select Income Statement Results
(Unaudited in 000)

	Six Months Ended June 30,
	2015			2014
	Dredging	Envir. & Remed.	Total Consolidated	Dredging	Envir. & Remed.	Total Consolidated	Total Consol. Variance
Revenue	$ 344,174	$ 71,478	$ 413,434	$ 319,074	$ 42,042	$ 359,091	$ 54,343

Gross Profit	48,648	(5,679)	42,969	43,425	3,685	47,110	(4,141)
Gross Profit Margin	14.1%	-7.9%	10.4%	13.6%	8.8%	13.1%

Operating Income (Loss)	25,989	(19,258)	6,731	18,424	(5,270)	13,154	(6,426)

Note: As a result of intersegment eliminations, the segment financial information will not sum to the total consolidated results.

Dredging

  Revenue increased in the first six months ended June 30, 2015 compared to the same period in the prior year, with higher foreign, domestic capital and maintenance dredging partially offset by lower coastal protection and rivers & lakes dredging revenue.
  Gross profit margin increased slightly during the first six months of 2015 compared to the same quarter last year, primarily as a result of higher utilization and project mix.
  Operating income increased in the first six months of 2015 compared to the prior year period, driven by higher gross profit on higher revenues and lower G&A expenses.

Environmental & Remediation

  Revenue increased in the period ended June 30, 2015 over the same period of the prior year, primarily as a result of Magnus being included in the current year period.
  Contract losses primarily resulting from pending change orders or claims and $3.5 million in higher operating overhead expense compared to the prior year, primarily related to higher personnel costs, as a result of the Magnus acquisition, contributed to the negative gross profit in the second quarter 2015.
  Operating loss increased in the first six months of 2015 compared to the prior year period, primarily driven by lower gross profit margin. Also included in the loss was the $7.0 million reduction in the seller note, which had a positive impact, partially offset by a $2.8 million goodwill impairment charge related to the Terra Contracting Services reporting unit.

Total Company

  Net loss was $5.7 million for the first six months 2015 compared to $1.4 million in net income from continuing operations in the same period 2014. Included in the current period loss is $3.7 million of equity in the losses of joint ventures, compared to $3.3 million in the same period in 2014, and $11.2 million in interest expense, compared to $10.0 million in interest expense in the same period in 2014. The current period also includes a $3.6 million income tax benefit.
  Adjusted EBITDA for the first six months 2015 was $37.7 million, up from $31.8 million in the first six months of 2015 with lower operating income offset by higher depreciation and amortization expense.
  Total capital expenditures for the first six months 2015 were $46.6 million, including $15.6 million to purchase a vessel that was formerly leased, $12.1 million for the new ATB, and the remainder for improvements to the fleet. In the first six months of the prior year, total capital expenditures were $49.0 million, including $25.0 million for the ATB, and the remainder for improvements to the fleet and the addition of land equipment.

Outlook

Mr. Berger stated, "We are proud of the excellent quarter our dredging segment delivered and are confident it remains well positioned to have a strong year. The additional domestic dredging contracts awarded during the second quarter help maintain our strong level of dredging backlog, and we continue to expect our dredges to be working at an elevated level through the remainder of the year. Domestically, we will commence work on the $135 million Savannah Harbor deepening project and the $77 million Shell Island West project in the Gulf Coast while also continuing to work on the large Sandy-related coastal projection projects in New Jersey and New York, as well as on other capital and maintenance projects. The PortMiami and Suez Canal deepenings remain on schedule to be completed over the summer. We expect the domestic bid market to accelerate in the third quarter, with a mix of project type anticipated. Internationally, we are actively pursuing several opportunities in the Middle East and hope to have a contract in place later this year.

"The environmental & remediation segment added to its backlog during the second quarter, securing an $84 million work order for a multi-year project that we anticipated would be started earlier in the quarter.  Approximately $66 million remains on this contract, of which we expect approximately $40 million to be worked off in 2015.  Throughout the remainder of the year, we will be focused on project execution and aligning costs with the anticipated revenue of this segment. We remain committed to our diversification strategy in the environmental & remediation segment and are committed to improving performance as we move into the second half of the year."

Guidance

Mr. Berger concluded, "Looking forward to the rest of the year, we expect robust revenue and earnings in the dredging segment as fleet utilization will continue to be at an elevated level. We expect the environmental & remediation segment's performance to improve in the second half of the year, likely peaking in the third quarter, and thus we continue to expect to achieve total Company adjusted EBITDA in the range of $97 million to $107 million for the year."

The Company will be holding a conference call at 9:00 a.m. C.D.T. today where we will further discuss these results. Information on this conference call can be found below.

Conference Call Information

The Company will conduct a quarterly conference call, which will be held on Tuesday, August 4, 2015 at 9:00 a.m. C.D.T. (10:00 a.m. E.D.T.). The call in number is 877-377-7553 and Conference ID is 73322361. The conference call will be available by replay until Wednesday, August 5, 2015, by calling (855) 859-2056 and providing Conference ID 73322361. The live call and replay can also be heard on the Company's website, www.gldd.com, under "Events & Presentations" on the investor relations page. Information related to the conference call will also be available on the investor relations page of the Company's website.

Use of Adjusted EBITDA from Continuing Operations

Adjusted EBITDA from continuing operations, as provided herein, represents net income adjusted for net interest expense, income taxes, depreciation and amortization expense, debt extinguishment, accelerated maintenance expense for new international deployments and goodwill or asset impairments and gains on bargain purchase acquisitions. Adjusted EBITDA from continuing operations is not a measure derived in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The Company presents adjusted EBITDA from continuing operations as an additional measure by which to evaluate the Company's operating trends. The Company believes that adjusted EBITDA from continuing operations is a measure frequently used to evaluate performance of companies with substantial leverage and that the Company's primary stakeholders (i.e., its stockholders, bondholders and banks) use adjusted EBITDA from continuing operations to evaluate the Company's period to period performance. Additionally, management believes that adjusted EBITDA from continuing operations provides a transparent measure of the Company's recurring operating performance and allows management to readily view operating trends, perform analytical comparisons and identify strategies to improve operating performance. For this reason, the Company uses a measure based upon adjusted EBITDA from continuing operations to assess performance for purposes of determining compensation under the Company's incentive plan. adjusted EBITDA from continuing operations should not be considered an alternative to, or more meaningful than, amounts determined in accordance with GAAP including: (a) operating income as an indicator of operating performance; or (b) cash flows from operations as a measure of liquidity. As such, the Company's use of adjusted EBITDA from continuing operations, instead of a GAAP measure, has limitations as an analytical tool, including the inability to determine profitability or liquidity due to the exclusion of accelerated maintenance expense for new international deployments, goodwill or asset impairments, gains on bargain purchase acquisitions, interest and income tax expense and the associated significant cash requirements and the exclusion of depreciation and amortization, which represent significant and unavoidable operating costs given the level of indebtedness and capital expenditures needed to maintain the Company's business. For these reasons, the Company uses operating income to measure the Company's operating performance and uses adjusted EBITDA from continuing operations only as a supplement. Adjusted EBITDA from continuing operations is reconciled to net income (loss). For further explanation, please refer to the Company's SEC filings.

The Company

Great Lakes Dredge & Dock Corporation ("Great Lakes" or the "Company") is the largest provider of dredging services in the United States and the only U.S. dredging company with significant international operations. The Company is also a significant provider of environmental and remediation services on land and water. The Company employs civil, ocean and mechanical engineering staff in its estimating, production and project management functions. In its 125-year history, the Company has never failed to complete a marine project. Great Lakes has a disciplined training program for engineers that ensures experienced-based performance as they advance through Company operations. Great Lakes also owns and operates the largest and most diverse fleet in the U.S. dredging industry, comprised of over 200 specialized vessels.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute "forward-looking" statements as defined in Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"), the Private Securities Litigation Reform Act of 1995 (the "PSLRA") or in releases made by the Securities and Exchange Commission (the "SEC"), all as may be amended from time to time. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Great Lakes and its subsidiaries, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words "plan," "believe," "expect," "anticipate," "intend," "estimate," "project," "may," "would," "could," "should," "seeks," or "scheduled to," or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of strategy or intentions. These cautionary statements are being made pursuant to the Exchange Act and the PSLRA with the intention of obtaining the benefits of the "safe harbor" provisions of such laws. Great Lakes cautions investors that any forward-looking statements made by Great Lakes are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements with respect to Great Lakes, include, but are not limited to: our ability to obtain federal government dredging and other contracts; our ability to qualify as an eligible bidder under government contract criteria and to compete successfully against other qualified bidders; risks associated with cost over-runs, operating cost inflation and potential claims for liquidated damages, particularly with respect to our fixed cost contracts; the timing of our performance on contracts; significant liabilities that could be imposed were we to fail to comply with government contracting regulations; risks related to international dredging operations, including instability in the Middle East; a significant negative change to large, single customer contracts from which a significant portion of our international revenue is derived; changes in previously-recorded revenue and profit due to our use of the percentage-of-completion method of accounting; consequences of any lapse in disclosure controls and procedures or internal control over financial reporting; changes in the amount of our estimated backlog; our ability to obtain bonding or letters of credit; increasing costs to operate and maintain aging vessels; equipment or mechanical failures; acquisition integration and consolidation risks; liabilities related to our historical demolition business; impacts of legal and regulatory proceedings; unforeseen delays and cost overruns related to the construction of new vessels; our becoming liable for the obligations of joint ventures, partners and subcontractors; capital and operational costs due to environmental regulations; unionized labor force work stoppages; maintaining an adequate level of insurance coverage; information technology security breaches; our substantial amount of indebtedness; restrictions imposed by financing covenants; the impact of adverse capital and credit market conditions; limitations on our hedging strategy imposed by new statutory and regulatory requirements for derivative transactions; foreign exchange risks; changes in macroeconomic indicators and the overall business climate; and losses attributable to our investments in privately financed projects. Furthermore, with regard to a large mine remediation project in Washington State that has been affected by the Wolverine forest fire, the project site has been evacuated causing a delay in the work. We are not able to estimate the length of the delay, and an extensive delay has not been factored into our forecasts. For additional information on these and other risks and uncertainties, please see Item 1A. "Risk Factors" of Great Lakes' Annual Report on Form 10-K for the year ended December 31, 2014, and in other securities filings by Great Lakes with the SEC.

Although Great Lakes believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, actual results could differ materially from a projection or assumption in any forward-looking statements. Great Lakes' future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties. The forward-looking statements contained in this press release are made only as of the date hereof and Great Lakes does not have or undertake any obligation to update or revise any forward-looking statements whether as a result of new information, subsequent events or otherwise, unless otherwise required by law.

Great Lakes Dredge & Dock Corporation
Condensed Consolidated Statements of Operations
(Unaudited and in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Contract revenues	$ 238,877	$ 184,709	$ 413,434	$ 359,091
Gross profit	32,287	26,203	42,969	47,110
General and administrative expenses	15,543	15,918	33,491	33,788
Impairment of goodwill	2,750	--	2,750	--
(Gain) loss on sale of assets—net	5	16	(3)	168
Operating income	13,989	10,269	6,731	13,154
Other income (expense)
Interest expense—net	(5,567)	(5,012)	(11,197)	(10,028)
Equity in loss of joint ventures	(2,616)	(1,435)	(3,714)	(3,278)
Gain on bargain purchase acquisition	--	2,197	--	2,197
Other income (expense)	(618)	(39)	(1,059)	26
Income (loss) from continuing operations before income taxes	5,188	5,980	(9,239)	2,071
Income tax (provision) benefit	(2,464)	(2,097)	3,573	(644)
Income (loss) from continuing operations	2,724	3,883	(5,666)	1,427
Loss from discontinued operations, net of income taxes	--	(5,320)	--	(8,059)
Net income (loss)	$ 2,724	$ (1,437)	$ (5,666)	$ (6,632)

Basic earnings (loss) per share attributable to continuing operations	0.05	0.06	(0.09)	0.02
Basic loss per share attributable to discontinued operations, net of tax	--	(0.08)	--	(0.13)
Basic earnings (loss) per share	$ 0.05	$ (0.02)	$ (0.09)	$ (0.11)
Basic weighted average shares	60,473	59,863	60,369	59,786

Diluted earnings (loss) per share attributable to continuing operations	0.05	0.06	(0.09)	0.02
Diluted loss per share attributable to discontinued operations, net of tax	--	(0.08)	--	(0.13)
Diluted earnings (loss) per share	$ 0.05	$ (0.02)	$ (0.09)	$ (0.11)
Diluted weighted average shares	60,924	60,538	60,369	60,459

Great Lakes Dredge & Dock Corporation
Reconciliation of Net income (loss) to Adjusted EBITDA from Continuing Operations
(Unaudited and in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Net income (loss)	$ 2,724	$ (1,437)	$ (5,666)	$ (6,632)
Loss from discontinued operations, net of income taxes	--	(5,320)	--	(8,059)
Income (loss) from continuing operations	2,724	3,883	(5,666)	1,427
Adjusted for:
Interest expense—net	5,567	5,012	11,197	10,028
Income tax provision (benefit)	2,464	2,097	(3,573)	644
Depreciation and amortization	19,872	11,036	33,025	21,921
Impairment of goodwill	2,750	--	2,750	--
Gain on bargain purchase acquisition	--	(2,197)	--	(2,197)
Adjusted EBITDA from continuing operations	$ 33,377	$ 19,831	$ 37,733	$ 31,823

Great Lakes Dredge & Dock Corporation
Selected Balance Sheet Information
(Unaudited and in thousands)

	Period Ended
	June 30,	December 31,
	2015	2014

Cash and cash equivalents	$ 14,696	$ 42,389
Total current assets	339,775	342,244
Total assets	902,249	893,234
Total current liabilities	192,179	200,510
Long-term debt	346,775	324,377
Total equity	252,168	255,963

Great Lakes Dredge & Dock Corporation
Revenue and Backlog Data
(Unaudited and in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Revenues	2015	2014	2015	2014
Dredging:
Capital - U.S.	$ 57,742	$ 41,694	$ 105,099	$ 76,169
Capital - foreign	47,539	29,181	89,238	45,651
Coastal protection	51,576	55,889	71,648	126,609
Maintenance	26,129	22,340	68,276	58,651
Rivers & lakes	7,060	8,010	9,913	11,994
Total dredging revenues	190,046	157,114	344,174	319,074
Environmental & remediation*	49,926	29,312	71,478	42,042
Intersegment revenue	(1,095)	(1,717)	(2,218)	(2,025)
Total revenues	$ 238,877	$ 184,709	$ 413,434	$ 359,091

*Environmental & remediation revenues in 2015 include Magnus which did not operate as part of the Company prior to November 4, 2014.

	As of
	June 30,	December 31,	June 30,
Backlog	2015	2014	2014
Dredging:
Capital - U.S.	$ 253,462	$ 135,801	$ 183,467
Capital - foreign	55,599	131,489	68,328
Coastal protection	178,560	211,101	56,896
Maintenance	28,990	25,108	41,585
Rivers & lakes	85,939	90,708	106,076
Total dredging backlog	602,550	594,207	456,352
Environmental & remediation	149,498	75,349	* 52,072
Total backlog	$ 752,048	$ 669,556	$ 508,424

*December 31, 2014 environmental & remediation backlog includes backlog acquired by the Company on November 4, 2014 in connection with the Magnus Pacific Corporation acquisition.
CONTACT: For further information contact:
         Mary Morrissey
         Investor Relations
         630-574-3467